Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3627	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

FIRST QUARTER 2011 RESULTS

McKinney, TX, April 26, 2011—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2011, net income was $1.33 per share, compared with $1.46 per share for the year-ago quarter. Net operating income for the quarter was $1.62 per share, a 7% increase compared with $1.52 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended March 31,		% Chg.	Quarter Ended March 31,		% Chg.
	2011	2010		2011	2010
Insurance underwriting income*	$1.57	$1.39	13	$124.3	$115.6	8
Excess investment income*	0.93	0.87	7	74.2	72.1	3
Parent company expense	(0.03)	(0.03)		(2.4)	(2.6)
Income tax	(0.82)	(0.75)	9	(65.3)	(62.5)	4
Stock option expense, net of tax	(0.02)	(0.02)		(2.0)	(2.0)

Net operating income from continuing operations	$1.62	$1.45	12	$128.8	$120.6	7
Net operating income from discontinued operations	0.00	0.07		0.0	6.0

Net operating income from all operations	$1.62	$1.52	7	$128.8	$126.6	2

Reconciling items, net of tax:
Realized gains (losses) on investments - continuing operations	(0.19)	0.06		(15.5)	4.7
Realized gains on investments - discontinued operations	0.00	0.00		0.0	0.3
Loss on disposal of discontinued operations	(0.01)	0.00		(0.6)	0.0
Medicare Part D adjustment	(0.03)	(0.12)		(2.5)	(9.9)
State administrative settlement	(0.05)	0.00		(4.1)	0.0
Loss on sale of equipment	(0.01)	0.00		(0.7)	0.0

Net income	$1.33	$1.46		$105.5	$121.7

Weighted average diluted shares outstanding (000)	79,343	83,214

*	See definitions in the following sections and in the Torchmark 2010 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the first quarter 2011 with first quarter 2010:

Life insurance accounted for 74% of the Company’s insurance underwriting margin for the quarter and 64% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 23% of Torchmark’s insurance underwriting margin for the quarter and 29% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance fell 5%, while health sales, excluding Medicare Part D, fell 16%.

Insurance Premium Revenue

	Insurance Premium Revenue from Continuing Operations (dollars in millions)
	Quarter Ended March 31, 2011	Quarter Ended March 31, 2010	% Chg.

Life insurance	$430.7	$413.9	4
Health insurance – excluding Medicare Part D	191.8	202.7	(5)
Health – Medicare Part D	49.5	52.3	(5)
Annuity	0.1	0.2

Total	$672.0	$669.1	—

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income from Continuing Operations (dollars in millions, except per share data)
	Quarter Ended March 31, 2011	% of Premium	Quarter Ended March 31, 2010	% of Premium	% Chg.
Insurance underwriting margins:
Life	$119.1	28	$111.1	27	7
Health	36.9	19	35.5	18	4
Health – Medicare Part D	5.0	10	5.1	10	(2)
Annuity	0.6		0.5

	161.5		152.1
Other income	0.5		0.6
Administrative expenses	(37.7)		(37.1)

Insurance underwriting income	$124.3		$115.6
Per share	$1.57		$1.39

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($56 million), on premium revenue of $166 million. Life premiums of $146 million were up 8% and life insurance underwriting margin of $48 million was up 8%. As a percentage of life premium, life underwriting margin was 33%, same as the year-ago quarter and the highest of the major life distribution channels at Torchmark. Producing agents fell to 4,039, down 4% from a year ago, and up 3% during the quarter. Net life sales were $33 million, down 5%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($40 million), on premium revenue of $166 million. Life premiums of $152 million were up 5%, and the life underwriting margin was $38 million, same as the year-ago quarter. As a percentage of life premium, life underwriting margin was 25%, down from 26%. Net life sales were $36 million, down 2%.

LNL Agency (which now includes UA Branch Office Agency) was Torchmark’s third leading contributor to total underwriting margin ($27 million), on premium revenue of $151 million. Life premiums of $73 million were down 2% and life underwriting margin of $17 million was up 20%. As a percentage of life premium, life underwriting margin was 23%, up from 19%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($10 million), on health premium of $77 million. Health underwriting margin as a percentage of premium was 13%, same as the year ago quarter.

LNL Agency producing agents fell to 1,844, down 17% from a year ago, and down 8% during the quarter. Net life sales for the LNL Agency were $9 million, down 12%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($16 million), on health premium of $80 million. Health underwriting margin as a percentage of premium was 20%, up from 18%. Net health sales were $7 million, down 7%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. First quarter premium revenue was $49 million compared with $52 million in the year-ago quarter. Underwriting margin for first quarter 2011 was $5 million, down 2%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. The difference for the first quarter of 2011 (excess of benefit costs over premium) was significantly less than in prior years due to the addition of an upfront deductible to the Company’s 2011 Part D plan. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $38 million, up 2% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the first quarter 2011 with the first quarter 2010:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended March 31, (dollars in millions, except per share data)
	2011	2010	% Chg.

Net investment income from continuing operations	$175.3	$167.0	5

Required interest:
Interest on net policy liabilities	(81.7)	(76.1)	7
Interest on debt	(19.4)	(18.9)	3

Total required interest	(101.1)	(95.0)	6

Excess investment income from continuing operations	$74.2	$72.1	3
Per share	$0.93	$0.87	7

Net investment income increased 5%, in line with the 5% increase in average invested assets. Required interest on net policy liabilities increased 7%, in line with the 7% increase in average liabilities.

Investment Portfolio

The composition of the investment portfolio at March 31, 2011 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total

Fixed maturities (at amortized cost)	$10,524	94
Equities	15	0
Mortgage loans	14	0
Investment real estate	2	0
Policy loans	382	3
Other long-term investments	25	0
Short-term investments	271	2

Total	$11,233	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$7,422	$372	$7,794
Redeemable preferred stock:
U.S.	895	299	1,194
Foreign	85	31	116
Municipal	1,218		1,218
Government-sponsored enterprises	59		59
Government and agencies	36		36
Collateralized debt obligations		57	57
Residential mortgage-backed securities	16		16
Other asset-backed securities	34		34

Total	$9,766	$758	$10,524

The market value of Torchmark’s fixed maturity portfolio was $10.7 billion; $156 million higher than amortized cost of $10.5 billion. The $156 million of net unrealized gains compares to $108 million at December 31, 2010. Gross unrealized gains and losses at March 31, 2011 were $468 million and $312 million, respectively.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 93% of fixed maturities (94% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.62% during the first quarter of 2011, compared to 6.78% (excluding discontinued operations) in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $265 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended March 31,
	2011	2010

Average annual effective yield	6.0%	5.9%
Average rating	A-	A-
Average life (in years) to:
First call	27.1	23.1
Maturity	27.7	24.8

Realized Capital Losses on Investments – during the quarter ended March 31, 2011:

Torchmark had a net realized capital loss of $23 million ($15 million after tax) due almost entirely to the sale of all of the Company’s MBIA fixed maturities ($63 million).

SHARE REPURCHASE – during the quarter ended March 31, 2011:

During the quarter, the Company repurchased 2.9 million shares of Torchmark Corporation common stock at a total cost of $186.8 million at an average price per share of $63.45.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $409 million of liquid assets at March 31, 2011.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2011:

Torchmark projects that for the year ending December 31, 2011, net operating income per share will range from $6.75 to $7.10.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2010, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2011 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, April 27, 2011. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com